Exhibit 99.1

CIBER, Inc.

5251 DTC Parkway, Suite 1400

Greenwood Village, CO  80111

www.ciber.com

For Immediate Release	Contacts:	Jennifer J. Matuschek	Diane Stoner
		VP/Investor Relations	Media Relations
		303-220-0100	303-220-0100
		IR@ciber.com	dstoner@ciber.com

CIBER MODIFIES CONTINGENT CONVERTIBLE DEBT CONVERSION

From 30 Percent Cash to 100 Percent

GREENWOOD VILLAGE, Colo. – July 20, 2005 – CIBER, Inc. (NYSE: CBR), today announced its Board of Directors agreed to exercise CIBER’s rights pursuant to the terms of its December 2003 Contingent Convertible Debt issue to irrevocably say that upon conversion, all conversions would be settled entirely in cash.  This is up from the 30 percent cash announcement the company made in January 2005.  The amount of cash delivered upon conversion pursuant to this election would be the lesser of the fair market value of the underlying shares at the time of conversion or par value of the bonds.

“It has been very confusing to shareholders to not be able to compute EPS from our Statement of Operations.  Financial modeling was also difficult.  This modification will eliminate these issues, without adding any material risk to the company,” said Mac Slingerlend, CIBER’s President and Chief Executive Officer.  “A thorough analysis of when bondholders would convert indicates very limited circumstance, not worthy of causing the confusion to EPS or modeling.”

The issue arose in December 2004 when FASB issued an EITF memo (04-8) stating that retro-actively, companies that issued contingent convertible debt offerings would need to change the way EPS was computed by adding back related interest expense and dividing by the eventual number of shares the debt would be converted into.  In CIBER’s case, the debt is not convertible until its stock reaches $16.36/share for a period of time, and then it is not mandatory.

About CIBER, Inc.

CIBER, Inc. (NYSE: CBR) is a pure-play international system integration consultancy with superior value-priced services for both private and government sector clients. CIBER’s global delivery services are offered on a project or strategic staffing basis, in both custom and enterprise resource planning (ERP) package environments, and across all technology platforms, operating systems and infrastructures. Founded in 1974, the company’s consultants now serve client businesses from over 60 U.S. offices, 22 European offices and three offices in Asia.  With offices in 17 countries, annualized revenue run rate of approximately $975 million and approximately 8,000 employees, CIBER’s IT specialists continuously build and upgrade our clients’ systems to “competitive advantage status.”  CIBER is included in the Russell 2000 Index and the S&P Small Cap 600 Index.  CIBER, ALWAYS ABLE.

Forward-Looking and Cautionary Statements

Statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in the company’s filings with the Securities and Exchange Commission.  CIBER undertakes neither intention nor obligation to publicly update or revise any forward-looking statements.  CIBER and the CIBER logo are trademarks or registered trademarks of CIBER, Inc.  Copyright© 2005.  All rights reserved.

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